Exhibit 3.1

AMENDMENT TO THE

BYLAWS

OF

MOBILE GLOBAL ESPORTS INC.

(the “Corporation”)

Article II, Paragraph 5 of the Bylaws of the Corporation (the “Bylaws”), is hereby amended and restated in its entirety as follows:

“Quorum And Adjourned Meetings. Unless otherwise provided by law or the Company’s Certificate of Incorporation, 1/3 of the voting power of all shares of stock issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum at a meeting of stockholders. If 1/3 of the voting power of all shares of stock issued and outstanding and entitled to vote at a meeting of stockholders is present in person or represented by proxy at such meeting, such stockholders may continue to transact business until adjournment, notwithstanding the withdrawal of such number of stockholders as may leave less than a quorum. If less than 1/3 of the voting power of all shares of stock issued and outstanding and entitled to vote at a meeting of stockholders is present in person or represented by proxy at such meeting, a majority of the shares so represented may adjourn the meeting from time to time, to reconvene at the same or another place, if any, or by means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and notice need not be given of any such adjourned meeting if the time, date, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken; provided, however, that if the adjournment is for more than thirty (30) days a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. At the adjourned meeting the Company may transact any business that might have been transacted at the original meeting.”